EXHIBIT 99.1


         AQUATIC ANNOUNCES DEBENTURE FINANCING AND PROPERTY ACQUISITION


April 13th, 2004, Vernon, BC: Sheridan B. Westgarde, President and CEO of Aquatic Cellulose International Corp. announces that the company has acquired from Century Resources Inc. a 20% working interest and 16% net revenue interest in the Hamill Lease, a 3,645 acre natural gas producing property located in the Matagorda County, Texas. The company's original plan to acquire Century, a Texas based oil and gas company, was replaced with this new acquisition agreement which includes exclusive and optional new project and exploration drilling participation with Century. This aspect of the agreement has three successive one year terms, with Aquatic holding the exclusive option on each year. The cost of this acquisition and exclusive optional participation agreement was $580,000 dollars and a 15% ownership stake in the company.

To complete this acquisition a $900,000 financing was arranged with a New York based investor group. The net proceeds received were used to complete the acquisition and meet many of the current liabilities of the company.

The company would like to also announce that both Mr. Lonnie Hayward and Mr. Harvey Smith will be joining the company. Mr. Hayward brings a vast knowledge of the public market and shall become a director of Aquatic. Mr. Smith has an extensive background in public finance and will join the company as its advisor and corporate finance and property acquisition consultant.

The company has plans to move forward with a special meeting of shareholders to seek approval to increase the authorized share volume of the company to meet commitments to the company's financiers, the Hamill Lease acquisition and exclusive optional participation agreement, as well as meet commitments for future professional services to the company.

This press release contains statements that constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that may cause or contribute to such differences include, among other things, changes in business conditions and the economy in general, changes in governmental regulations, unforeseen litigation and other risk factors identified. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.

The NASD OTC has neither approved nor disapproved of the information contained herein.


Aquatic further reminds all of the changed office location and contact information. The new office location is Suite 5, 2504 43 St. Vernon, B.C. Canada. V1T 6L1. The new telephone number is (250) 558-4216 and fax (250) 558-3846.


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CONTACT:
     Aquatic Cellulose International Corp.
     Sheridan Westgarde, 250-558-4216
     Fax: 250-558-3846
     Email: AQUATICCELLULOSE@SHAW.CA